EX-99. 77Q1 OTHER EXHB

FIRST AMENDMENT TO
AMENDED AND RESTATED BY-LAWS
 OF
THE MEXICO EQUITY AND INCOME FUND, INC.
_____________________________________

 This First Amendment (this "First Amendment") to the Amended and Restated By-Laws, dated as of June 30, 1998 (the "By-Laws"), of The Mexico Equity and Income Fund, Inc., a
Maryland corporation (the "Corporation"), is made as of March 31, 2017. A majority of the
Board of Directors of the Corporation has adopted, authorized and approved this amendment to the By-Laws, upon and subject to the terms and conditions contained herein.

NOW THEREFORE, the By-Laws of the Corporation are hereby amended as follows:

1. Amendments to Article I - Stockholders.   Section 7 of Article I of the By-Laws is hereby
amended and restated in its entirety as follows:

      "(a) Voting and Inspectors.  At all meetings, stockholders of record entitled to vote thereat shall have one vote for each share of common stock standing in his name on the books of the Corporation (and such stockholders of record holding fractional shares, if any, shall have proportionate voting rights) on the date for the determination of stockholders entitled to vote at such meeting, either in person or by proxy appointed by instrument in writing subscribed by such stockholder or his duly authorized attorney.

      (b) Voting Standard for Election of Directors.  Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. For purposes of these By-Laws, a majority of votes cast shall mean that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election.
Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election. Notwithstanding the foregoing, in the event of a "contested election" of directors, directors shall be elected by the vote of a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. For purposes of these By-Laws, a "contested election" shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the
Secretary as of the close of the applicable notice of nomination period set forth in Section
11 of this Article I or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 11; provided, that the determination that an election is a "contested election" shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

      (c) Resignation of Directors. If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee shall make a recommendation to the Board of
Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee's recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within
90 days from the date of the certification of the election results. The Nominating and
Corporate Governance Committee in making its recommendation, and the Board of
Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance
Committee or the decision of the Board of Directors with respect to his or her resignation.
If such incumbent director's resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by the Board of Directors pursuant to these By-Laws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the
Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article II of these By-Laws or may decrease the size of the
Board of Directors pursuant to the provisions of Section 3 of Article II of these By-Laws.

      (d)  Vote Required in Other Matters.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matters other than the election of directors that may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation. Unless otherwise provided in the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

      (e) Inspectors of Election.  At any election of directors, the Chairman of the meeting may, and upon the request of the holders of ten percent (10%) of the stock entitled to vote at such election shall, appoint two inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall after the election make a certificate of the result of the vote taken.  No candidate for the office of director shall be appointed such Inspector."

2. No Other Amendments.  Except as expressly amended by this First Amendment, the By-
Laws shall be and remain in full force and effect, and are hereby ratified and confirmed.